EXHIBIT 5


                                            November 18, 2008

RADVISION Ltd.
24 Raul Wallenberg Street
Tel Aviv, 69719
Israel

                  Re: RADVISION Ltd.
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Ladies and Gentlemen:

     As counsel to RADVISION Ltd. (the "Company"), I refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of RADVISION Ltd. (the "Company"), relating to 165,000 Ordinary Shares, NIS 0.1 nominal value per share, of the Company (the "Shares"), issuable upon the exercise of options previously granted to certain of the Company's directors pursuant to the approvals of the Company's shareholders (the "Option Grants").

     I am a member of the Israel Bar and express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

     In rendering this opinion on the matters hereinafter set forth, I have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records and such other documents, as I have deemed relevant as a basis for our opinion hereinafter expressed.

     Based on the foregoing, I am of the opinion that the Shares have been duly and validly authorized for issuance under the Option Grants and, when paid for and issued in accordance with the terms of the Option Grants, will be validly issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/Rael Kolevsohn
                                            Rael Kolevsohn, Adv.